RULE 424(B)(2)
                                                       FILE NO. 33-44159
PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated March 17, 1997)

                              $200,000,000

                      COOPER TIRE & RUBBER COMPANY
                    7-5/8% Notes due March 15, 2027
                         ----------------------
   Interest on the Notes is payable semi-annually on September 15 and March 15, commencing September 15, 1997. The Notes are not redeemable prior to maturity.

   The Notes will be represented by a Global Note registered in the name of the nominee of The Depository Trust Company, which will act as the Depositary (the "Depositary"). Interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described herein, Notes in definitive form will not be issued. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See "Certain Terms of the Notes-Same-Day Settlement and Payment."
                         ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==========================================================================
                                Price to     Underwriting     Proceeds to
                                Public(1)    Discount(2)     Company(1)(3)
--------------------------------------------------------------------------
Per Note .....................   98.875%        .875%            98%
--------------------------------------------------------------------------
Total    .....................$197,750,000    $1,750,000    $196,000,000
==========================================================================

(1) Plus accrued interest, if any, from March 25, 1997.

(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated at $125,000.
                         ----------------------
   The Notes are offered by the Underwriter named below, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of certain legal matters by counsel for the Underwriter. The Underwriter reserves the right to reject orders in whole or in part. It is expected that delivery of the Global Note will be made through the book-entry facilities at the Depositary on or about March 25, 1997.
                         ----------------------
                          Merrill Lynch & Co.
                         ----------------------
       The date of this Prospectus Supplement is March 20, 1997.

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            USE OF PROCEEDS

   Net proceeds to the Company from the sale of the Notes offered hereby are expected to be approximately $195.9 million, all of which will be used to retire outstanding indebtedness arising from the Company's issuance of commercial paper bearing effective interest rates ranging from approximately 5.35% to 5.42% and having remaining maturities of no later than 37 days, all as of March 17, 1997. Pending such application, the proceeds may be invested in short-term securities.

                          RECENT DEVELOPMENTS

   On March 14, 1997, the Company, through a wholly owned United Kingdom subsidiary, acquired the tire operations of Avon Rubber p.l.c. ("Avon") of the United Kingdom. This purchase includes Avon's land and manufacturing facility in Melksham, England; tire distribution companies in France, Germany and Switzerland; and other minor assets. In a separate transaction, the Company acquired from Avon various trademarks and technology. The total purchase price for the tire operations and the trademarks and technology was approximately $110 million. Avon had tire products sales in 1996 of approximately $169 million, which generated an after-tax income of $6.5 million for the fiscal year ended September 28, 1996.

                       CERTAIN TERMS OF THE NOTES

   The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions set forth in the Prospectus, to which description reference is hereby made.

   The Notes will mature on March 15, 2027 and will be limited to $200,000,000 aggregate principal amount. Each Note will bear interest at the rate per annum stated on the cover page hereof from March 25, 1997 or from the most recent interest payment date to which interest has been paid, payable on September 15 and March 15 in each year (each such date being referred to herein as an "Interest Payment Date"), commencing September 15, 1997, to the person in whose name a Note is registered at the close of business on September 1 or March 1, as the case may be, preceding such Interest Payment Dates.

   The Indenture provision described under "Description of Debt Securities/Defeasance and Covenant Defeasance" in the accompanying Prospectus will be applicable to the Notes. The Indenture does not contain any covenants or other provisions applicable to the Notes which might afford beneficial owners of Notes protection in the event of a highly leveraged transaction, change in credit rating of the Notes or other similar occurrence.

Redemption

   The Notes are not redeemable prior to maturity.




(continued)

Same-Day Settlement and Payment

   Settlement for the Notes will be made by the Underwriter in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

   Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                              UNDERWRITING

   Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, the entire principal amount of the Notes. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the Notes if any are purchased.

   The Underwriter has advised the Company that it proposes initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of .50% of the principal amount of the Notes. The Underwriter may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

   The Company has been advised by the Underwriter that it intends to make a market in the Notes, but it is not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

   All secondary trading in the Notes will settle in immediately available funds. See "Certain Terms of the Notes/Same-Day Settlement and Payment."

   The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   The Underwriter has other investment banking relationships with the Company and its subsidiaries.


                             LEGAL OPINIONS

Certain legal matters regarding the Notes will be passed upon for the Company by Richard D. Teeple, its General Counsel, and for the
Underwriters by Mayer, Brown & Platt, Chicago, Illinois. As of March 10, 1997, Mr. Teeple owned 43,874 shares, and held options to acquire 8,300 additional shares, of the Company's common stock.

                          P R O S P E C T U S

                              $200,000,000

                      COOPER TIRE & RUBBER COMPANY

        Debt Securities and Warrants to Purchase Debt Securities

                         ----------------------

   Cooper Tire & Rubber Company (the "Company") from time to time may offer its debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities") (which Debt Securities may include warrants (the "Warrants") in respect thereof) in an aggregate principal amount of up to $200,000,000 (including the principal amount of Debt Securities deliverable upon exercise of Warrants). The Debt Securities may be offered as separate series, in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents or dealers. See "Plan of Distribution."

   The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, rate of interest (which may be fixed or variable), time of payment of interest, currency or currency units in which payments in respect of Debt Securities may be made, terms for redemption, public offering price, names of any underwriters or agents, principal amounts to be purchased by underwriters and compensation of such underwriters or agents, terms of the Warrants (if applicable) and the other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, are to be set forth in the Prospectus Supplement with respect to such Debt Securities accompanying this Prospectus.
                         ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS SUPPLEMENT OR THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                         ----------------------


             The date of this Prospectus is March 17, 1997.

                         AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048; and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Also, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

   The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Debt Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission and copies thereof may be obtained from the Commission upon payment of prescribed fees.


            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission (File No. 1-4329), is incorporated herein by reference.

   All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering contemplated hereby shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

   The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to the Company's principal executive offices: Cooper Tire & Rubber Company, Lima and Western Avenues, Findlay, Ohio 45840, Attention: Secretary, Telephone (419) 424-4233.

                              THE COMPANY

   The primary business of the Company is the conversion of natural and synthetic rubbers into a variety of carbon black reinforced rubber products. The Company, founded in 1914, manufactures and markets the following products for the transportation industry: automotive and truck tires, inner tubes, vibration control products, hoses and hose assemblies and automotive sealing systems.

   The Company markets its products nationally and internationally through well-established channels of distribution. Among its customers are automotive manufacturing companies, independent tire dealers and wholesale distributors and large retail chains.

   Tires are sold in the replacement market through independent dealers and distributors. This channel of marketing accounted for approximately
69.5 percent of all replacement passenger tires sold in the United States in 1996. The Company has an efficient distribution system to serve its markets for replacement passenger and truck tires.

   The Company engineers and manufactures rubber parts for automotive vehicle manufacturers. The Company's engineering and marketing personnel work closely with these customers to assist in the design and development of rubber products to meet their changing requirements.

   The Company's common stock is traded on the New York Stock Exchange under the symbol CTB.

                  RATIOS OF EARNINGS TO FIXED CHARGES

   The following table sets forth the ratios (unaudited) of earnings to fixed charges for the Company for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996:

                      Years ended December 31,
       ----------------------------------------------------------
          1992        1993        1994        1995        1996
       ----------  ----------  ----------  ----------  ----------
          25.2        26.2        35.9        32.5        21.0

                            USE OF PROCEEDS

   Except as otherwise provided in the Prospectus Supplement, the net proceeds received by the Company from the sale of the Debt Securities will be utilized by the Company as required from time to time, including for working capital and the repayment of existing indebtedness, and for other general corporate purposes. To the extent not theretofore utilized, the net proceeds received by the Company may be placed in commercial paper and certificates of deposit, or used to reduce other borrowings.

                     DESCRIPTION OF DEBT SECURITIES

   The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may not apply thereto will be described in the Prospectus Supplement relating to such Offered Debt Securities.

(continued)

   The Debt Securities are to be issued in one or more series (each such series, a "Series") under an Indenture (the "Indenture") between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee"), a copy of the form of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section references used herein are references to the Indenture.

General
   The Indenture does not limit the amount of debt securities which can be issued thereunder and provides that debt securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Indenture does not limit the amount of other indebtedness or securities, other than certain secured indebtedness as described below, which may be issued by the Company. All Debt Securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Trustee will authenticate and deliver Debt Securities executed and delivered to it by the Company as set forth in the Indenture.

   Reference is made to the Prospectus Supplement for the following and other possible terms of each Series of the Offered Debt Securities in respect of which this Prospectus is being delivered: (i) the title of the Offered Debt Securities; (ii) any limit upon the aggregate principal amount of the Offered Debt Securities; (iii) if other than 100% of the principal amount, the percentage of their principal amount at which the Offered Debt Securities will be offered; (iv) the date or dates on which the principal of the Offered Debt Securities will be payable (or method of determination thereof); (v) the rate or rates (or method of determination thereof) at which the Offered Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Offered Debt Securities in registered form, the record dates for the determination of the holders to whom interest is payable; (vi) if other than as set forth herein, the place or places where the principal of and interest, if any, on the Offered Debt Securities will be payable;
(vii) the price or prices at which, the period or periods within which and the terms and conditions upon which Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (viii) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration of acceleration of the maturity thereof; (ix) the obligation, if any, of the Company to redeem, purchase or repay Offered Debt Securities, whether pursuant to any sinking fund or analogous provisions or pursuant to other provisions set forth therein or at the option of a holder thereof; (x) whether the Offered Debt Securities will be issuable in registered or bearer form (with or without coupons) or both, and the rights of the holders to exchange Offered Debt Securities in bearer form for Offered Debt Securities in registered form and vice versa and the circumstances under which any such exchanges, if permitted, may be made; (xi) whether and under what circumstances the Company will pay additional amounts on the Offered Debt Securities held by a person who is not a U.S. Person in respect of taxes or similar charges withheld or deducted and, if so, whether the Company will have the option to redeem such Offered Debt Securities rather than pay such additional amounts (and the terms of any such option); (xii) whether and under what circumstances the Offered Debt Securities are convertible (continued) into Debt Securities of a different Series; (xiii) information with respect to Warrants, if any; (xiv) the currency or currency unit in which the Offered Debt Securities are issued or payable; (xv) whether the Offered Debt Securities will be represented in whole or in part by one or more global notes registered in the name of a depositary or its nominee; and (xvi) any other terms or conditions not inconsistent with the provisions of the Indenture pursuant to which the Offered Debt Securities will be offered (Section 2.3). "Principal" when used herein includes, when appropriate, the premium, if any, on the Debt Securities.

   One or more Series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable thereto will be described in the Prospectus Supplement or Prospectus Supplements relating to any such Series of Debt Securities. In general, federal income tax consequences applicable to a Series of Debt Securities will be described in the Prospectus Supplement relating thereto, to the extent applicable.

   Unless otherwise provided in the Prospectus Supplement relating to any Offered Debt Securities, principal and interest, if any, will be payable, and the Debt Securities will be transferable or exchangeable, at the office or offices or agency maintained by the Company for such purposes, provided that payment of interest on any registered Debt Securities will be paid at such place of payment by check mailed to the persons entitled thereto at the addresses of such persons appearing on the Security Register. Interest on registered Debt Securities will be payable on any interest payment date to the persons in whose name the Debt Securities are registered at the close of business on the record date with respect to such interest payment date.

   The Debt Securities may be issued in registered form or bearer form or both as specified in the terms of the Series. Additionally, the Debt Securities may be represented in whole or in part by one or more global notes registered in the name of a depositary or its nominee and, if so represented, interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants.

   Debt Securities in bearer form will be transferred by delivery (Section 2.8). To the extent set forth in the Prospectus Supplement relating to such Debt Securities, interest on Debt Securities in bearer form will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of the Company located outside of the United States and its possessions (Section 3.1). The Company will maintain such an agency for a period of two years (or any period thereafter for which it is necessary to conform to United States tax laws or regulations) after the principal of such Debt Securities has become due and payable (Section 3.2).

   The Debt Securities offered hereby will be issued in denominations of $1,000 or any whole multiple of $1,000 or the equivalent thereof in foreign denominated currency or currency units, unless otherwise specified in the Prospectus Supplement relating to any Offered Debt Securities (Section 2.7).

   The Indenture requires the annual filing by the Company with the Trustee of a certificate as to compliance with certain covenants contained in the Indenture (Section 3.5).

(continued)

   The Company will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of the Company to purchase Offered Debt Securities at the option of the holders thereof. Any such obligation applicable to a Series of Debt Securities will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

   Unless otherwise described in a Prospectus Supplement relating to any Offered Debt Securities, there are no covenants or provisions contained in the Indenture which may afford the holders of Offered Debt Securities protection in the event of a highly leveraged transaction involving the Company.

Exchange of Securities
   Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same Series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent (Section 2.8). No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.8).

   To the extent and under the circumstances specified by the terms of a Series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same Series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto at an agency of the Company maintained for such purposes and upon fulfillment of all other requirements of such agent (Section 2.8). The terms of a Series of Debt Securities will normally not permit registered Debt Securities to be exchanged for bearer Debt Securities.

Limitations on Liens
   The Indenture provides that, so long as any of the Debt Securities of a Series remain outstanding, the Company will not, nor will it permit any Restricted Subsidiary to, secure indebtedness for money borrowed (hereinafter referred to as "Debt") by placing a Lien on any Principal Property now or hereafter owned or leased by the Company or any Restricted Subsidiary or on any shares of stock or Debt of any Restricted Subsidiary without equally and ratably securing the Debt Securities of such Series, unless (i) the aggregate principal amount of such secured Debt then outstanding plus (ii) all Attributable Debt of the Company and its Restricted Subsidiaries in respect of sale and leaseback transactions described below covering Principal Properties (other than sale and leaseback transactions described in clause (b) of the following paragraph) does not exceed an amount equal to 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and there shall be excluded in computing secured Debt for purposes of this restriction, certain permitted Liens, including (a) Liens existing as of the date of the Indenture, (b) Liens on property or assets of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary, (c) Liens on property or assets or shares of stock or Debt existing at the time of acquisition (including acquisition through merger or consolidation) and certain purchase money or similar Liens, (d) Liens to secure certain development, operation, construction, alteration, repair or improvement costs, (e) Liens in favor of, or which secure Debt owing to, the Company (continued) or a Restricted Subsidiary, (f) Liens in connection with government contracts, including the assignment of moneys due or to come due thereon, (g) certain Liens in connection with legal proceedings or arising in the ordinary course of business and not in connection with the borrowing of money, (h) Liens on property securing tax-exempt obligations issued by a domestic governmental issuer to finance the cost of acquisition or construction of such property, and (i) extensions, substitutions, replacements or renewals of the foregoing (Section 3.9).

Limitations on Sale and Leaseback Transactions
   The Indenture provides that, so long as any of the Debt Securities of a Series remain outstanding, the Company will not, nor will it permit any Restricted Subsidiary to, enter into any sale and leaseback transaction (except a lease for a period not exceeding three years) after the date of the Indenture covering any Principal Property which was or is owned or leased by the Company or a Restricted Subsidiary and which has been or is to be sold or transferred more than 120 days after such property has been owned by the Company or such Restricted Subsidiary and completion of construction and commencement of full operation thereof, unless (a) the Attributable Debt in respect thereto and all other sale and leaseback transactions entered into after the date of the Indenture (other than those the proceeds of which are applied to reduce indebtedness under (b) following), plus the aggregate principal amount of then outstanding secured Debt not otherwise permitted or excepted without equally and ratably securing the Debt Securities does not exceed 10% of Consolidated Net Tangible Assets, or
(b) an amount equal to the greater of the net proceeds of the sale or the fair market value of the Principal Property sold and leased back is applied within 120 days after the sale or transfer to the voluntary retirement of Funded Debt (including Debt Securities) (Section 3.10).

Certain Definitions
   The term "Subsidiary" is defined to mean a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. The term "Restricted Subsidiary" is defined to mean any Subsidiary (i) substantially all the property of which is located within the continental United States of America, (ii) which owns or leases a Principal Property, and (iii) in which the Company's investment, direct or indirect and whether in the form of equity, debt or advances, as shown on the consolidating balance sheet used in the preparation of the latest quarterly consolidated financial statements of the Company preceding the date of determination, is in excess of 1% of the total consolidated assets of the Company as shown on such quarterly consolidated financial statements. The term "Principal Property" is defined to mean any manufacturing plant or other facility which is located within the continental United States of America and is owned or leased by the Company or any Restricted Subsidiary, except any such plant or facility (i) which the Board of Directors by resolution declares is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety and which, when taken together with all other plants and facilities as to which such a declaration has been made, are so declared by the Board of Directors to be not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety or (ii) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the United States Internal Revenue Code, as amended (or which receive similar tax treatment under any (continued) subsequent amendments thereto or successor laws thereof). The term "Attributable Debt" is defined to mean, as of any date upon which a determination of the amount thereof shall be computed, the amount determined by multiplying the greater, at the time a sale and leaseback transaction is entered into, of (i) the fair value of the real property subject to such arrangement (as determined by the Company) or (ii) the net proceeds of the sale of such real property to the lender or investor, by a fraction of which the numerator is the unexpired initial term of the lease of such real property as of the date of determination and of which the denominator is the full initial term of such lease. Sale and leasebacks with respect to facilities financed with certain tax exempt securities are excepted from the definition. The term "Consolidated Net Tangible Assets" is defined to mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being extendible or renewable), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles. The term "Funded Debt" is defined to mean all indebtedness for money borrowed, or evidenced by a bond, debenture, note or similar instrument or agreement whether or not for money borrowed, having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower (Section 1.1). The term "Lien" is defined to mean any pledge, mortgage or other lien (including lease purchase, installment purchase and other title retention financing arrangements) on or in respect of any Principal Property owned or leased by the Company or any Restricted Subsidiary, or on any shares of stock or Debt of any Restricted Subsidiary (Section 3.9).

Events of Default
   An Event of Default with respect to the Debt Securities of any Series is defined in the Indenture as: (i) default in the payment of any installment of interest upon any of the Debt Securities of such Series as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) default in the payment of all or any part of the principal of any of the Debt Securities of such Series as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise; (iii) default in the performance, or breach, of any other covenant or warranty of the Company contained in the Debt Securities of such Series or set forth in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a Series of Debt Securities other than that Series) and continuance of such default or breach for a period of 90 days after due notice by the Trustee or by the holders of at least 25% in principal amount of the Outstanding Securities of that Series; (iv) failure to pay any portion of the principal of any indebtedness for money borrowed by the Company (including Debt Securities of another Series), which indebtedness is in excess of $10,000,000 outstanding principal amount, when due and payable after the expiration of any applicable grace period with respect thereto or the acceleration of such indebtedness, if such acceleration is not annulled within 10 days after written notice as provided in the Indenture; or (v) certain events of bankruptcy, insolvency or reorganization of the Company (Section 5.1). Additional Events of Default may be prescribed for the benefit of holders of certain Series of Debt Securities which, if prescribed, will be described in the Prospectus Supplement relating (continued) to such Debt Securities. The Indenture provides that the Trustee shall notify the holders of Debt Securities of each Series of all defaults which have occurred with respect to that Series within 90 days after the occurrence thereof unless such defaults shall have been cured before the giving of such notice (the term "default" or "defaults" for the purposes of the relevant section of the Indenture is defined to mean any event or condition which is, or with notice or lapse of time or both would become, an Event of Default). The Indenture provides that notwithstanding the foregoing, except in the case of a default in the payment of the principal of or interest on any of the Debt Securities of such Series or any default in the payment of any sinking fund installment or analogous obligation in respect of any of the Debt Securities of such Series, the Trustee shall be protected in withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of Debt Securities of such Series (Section 5.11).

   The Indenture provides that if an Event of Default with respect to any Series of Debt Securities shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of Debt Securities of that Series then outstanding may declare the principal amount (or, if the Debt Securities of that Series are Original Issue Discount Securities (as defined), such portion of the principal amount as may be specified in the terms of that Series) of all the Debt Securities of that Series to be due and payable immediately, but upon certain conditions such declaration may be annulled (Section 5.1). Any past defaults and the consequences thereof (except a default in the payment of principal of or interest on Debt Securities of that Series) may be waived by the holders of a majority in principal amount of the Debt Securities of that Series then outstanding (Sections 5.1 and 5.10). The Indenture also permits the Company to omit compliance with certain covenants in the Indenture with respect to Debt Securities of any Series upon waiver by the holders of a majority in principal amount of the Debt Securities of such Series then outstanding (Section 3.11).

   Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default with respect to any Series of Debt Securities shall occur and be continuing, the Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by the Indenture at the request or direction of any of the holders of that Series, unless such holders shall have offered to the Trustee reasonable security or indemnity (Sections 6.1 and 6.2). Subject to such provisions for security or indemnification and certain limitations contained in the Indenture, the holders of a majority in aggregate principal amount of the Debt Securities of each Series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that Series ( Section 5.9).

   No holder of any Debt Security of any Series will have any right by virtue or by availing of any provision of the Indenture to institute any proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given the Trustee written notice of an Event of Default with respect to Debt Securities of that Series and unless also the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that Series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and the Trustee shall have failed to institute such proceeding within 60 days after its (continued) receipt of such request, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that Series a direction inconsistent with such request (Section 5.6). However, the right of a holder of any Debt Security to receive payment of the principal of and any interest on such Debt Security on or after the due dates expressed in such Debt Security, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder (Section 5.7).

Merger
   The Indenture provides that the Company may consolidate with, or sell, convey or lease all or substantially all of its assets to, or merge with or into, any other corporation, if (i) either the Company is the continuing corporation, or the successor corporation shall be a domestic corporation and such successor corporation expressly assumes the due and punctual payment of the principal of and interest on all the Debt Securities according to their terms and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company and (ii) the Company or such successor corporation, as the case may be, is not, immediately after such merger or consolidation, or such sale, conveyance or lease, in default in the performance or observance of any such covenant or condition (Section 9.1).

Satisfaction and Discharge of Indenture
   The Indenture with respect to any Series (except for certain specified surviving obligations including, among other things, the Company's obligation to pay the principal of and interest on the Debt Securities of such Series) will be discharged and cancelled upon the satisfaction of certain conditions, including the payment of all the Debt Securities of such Series or the deposit with the Trustee of cash or appropriate Government Obligations (as defined) or a combination thereof sufficient for such payment or redemption in accordance with the Indenture and the terms of the Debt Securities of such Series (Section 10.1). See "Defeasance and Covenant Defeasance" herein.

Modification of the Indenture
   The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each Series at the time outstanding, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture or any supplemental indenture with respect to the Debt Securities of such Series or modifying in any manner the rights of the holders of the Debt Securities of such Series; provided that no such supplemental indenture may (i) extend the final maturity of any Debt Security, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption thereof, or impair or affect the right of any holder of Debt Securities to institute suit for payment thereof or, if the Debt Securities provide therefor, any right of repayment at the option of the holders of the Debt Securities, without the consent of the holder of each Debt Security so affected, or (ii) reduce the aforesaid percentage of Debt Securities of such Series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all Debt Securities of such Series so affected (Section 8.2). Additionally, in certain prescribed instances, the Company and the Trustee may execute supplemental indentures without the consent of the holders of Debt Securities (Section 8.1).

(continued)

Defeasance and Covenant Defeasance
   The Indenture provides, if such provision is made applicable to the Debt Securities of any Series, that the Company may elect either (a) to terminate (and be deemed to have satisfied) all its obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to compensate and indemnify the Trustee and to punctually pay or cause to be paid the principal of, and interest on, all Debt Securities of such Series when due) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities under Sections 3.7, 3.8, 3.9 and 3.10 of the Indenture (being the restrictions described above under "Limitations on Liens" and "Limitations on Sale and Leaseback Transactions" and certain requirements as to maintenance of Principal Properties and payment of taxes and other claims) ("covenant defeasance"), upon the deposit with the Trustee, in trust for such purpose, of money and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and interest, if any, on the Outstanding Debt Securities of such Series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) with regard to certain matters, including an opinion to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred. The Prospectus Supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance with respect to the Debt Securities of any Series (Section 10.1).

Concerning the Trustee
   The Trustee also performs commercial banking services for the Company from time to time.


                        DESCRIPTION OF WARRANTS
The Company may issue, together with other Debt Securities or separately, Warrants for the purchase of Debt Securities. The Warrants will be issued under Warrant Agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement or Prospectus Supplements relating to Warrants being offered thereby. A copy of the form of Warrant Agreement, including the form of Warrant Certificate representing the Warrants (the "Warrant Certificates"), is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant Certificates, respectively, including the definitions therein of certain terms.

General
   The Prospectus Supplement or Prospectus Supplements relating to any Warrants will describe the terms of the Warrants offered thereby, the Warrant Agreement relating to such Warrants and the Warrant Certificates (continued) representing such Warrants, including the following: (i) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Warrants and the procedures and conditions relating to the exercise of such Warrants; (ii) the designation and terms of any related Debt Securities with which such Warrants are issued and the number of such Warrants issued with each such Debt Security; (iii) the date, if any, on and after which such Warrants and the related Debt Securities will be separately transferable; (iv) the principal amount of Debt Securities purchasable upon exercise of Warrants and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (v) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (vi) if the Debt Securities purchasable upon exercise of such Warrants are Original Issue Discount Securities, a discussion of Federal income tax considerations applicable thereto; and (vii) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

   Warrant Certificates will be exchangeable for new Warrant Certificates of different denominations and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise (except to the extent that consent of holders of Warrants may be required for certain modifications of the terms of the Indenture and a Series of Debt Securities issuable upon exercise of the Warrants) and will not be entitled to payments of principal of or interest, if any, on the Debt Securities purchasable upon such exercise.

Exercise of Warrants
   Each Warrant will entitle the holder thereof to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby.
Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the Expiration Date, unexercised Warrants will become void.

   Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. As soon as practicable after the proper exercise of a Warrant, the Company shall issue, pursuant to the Indenture, the Debt Securities purchased upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                          PLAN OF DISTRIBUTION
   The Company may sell Debt Securities to or through underwriters, which may include Merrill Lynch, Pierce, Fenner & Smith Incorporated, and also may sell Debt Securities directly to other purchasers or through agents or dealers, or the Company may sell Debt Securities through a combination of any such methods.

   The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Underwriters may sell Debt Securities to or through dealers.

(continued)

   In connection with sales of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Act. Any such underwriter or agent will be identified, and any such compensation will be described, in the Prospectus Supplement.

   Pursuant to agreements which the Company may enter into, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

   If so indicated in the Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The dealers and such other agents will not have any responsibilities in respect of the validity or performance of such contracts.

   Unless otherwise indicated in the Prospectus Supplement, the Company does not intend to list any of the Debt Securities on a national securities exchange. In the event the Debt Securities are not listed on a national securities exchange, certain broker-dealers may make a market in the Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Debt Securities or as to the liquidity of the trading market for the Debt Securities, whether or not the Debt Securities are listed on a national securities exchange. The Prospectus Supplement with respect to the Debt Securities will state, if known, whether or not any broker-dealer intends to make a market in the Debt Securities. If no such determination has been made, the Prospectus Supplement will so state.

   The place and time of delivery for the Debt Securities in respect of which this Prospectus is delivered are set forth in the Prospectus Supplement.


                                EXPERTS
   The consolidated financial statements and schedule of Cooper Tire & Rubber Company appearing in the Company's 1996 Annual Report (Form 10-K) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered hereby. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement or the Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date thereof.

                         ----------------------

                           TABLE OF CONTENTS
                                                                  Page
                                                                  ----
                         Prospectus Supplement
Use of Proceeds .................................................. S-2
Recent Developments .............................................. S-2
Certain Terms of the Notes ....................................... S-2
Underwriting ..................................................... S-3
Legal Opinions ................................................... S-3
                               Prospectus
Available Information ............................................  2
Incorporation of Certain Documents
   by Reference ..................................................  2
The Company ......................................................  3
Ratios of Earnings to Fixed Charges ..............................  3
Use of Proceeds ..................................................  3
Description of Debt Securities ...................................  3
Description of Warrants ..........................................  9
Plan of Distribution ............................................. 10
Experts .......................................................... 11
=======================================================================

                              $200,000,000


                              COOPER TIRE
                                   &
                             RUBBER COMPANY


                             7-5/8% Notes
                           due March 15, 2027

                         ----------------------
                         PROSPECTUS SUPPLEMENT
                         ----------------------

                          Merrill Lynch & Co.


                             March 20, 1997